Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

JOHNSON CONTROLS INTERNATIONAL PLC

OF UP TO $4,000,000,000 OF ITS ORDINARY SHARES

AT A PURCHASE PRICE NOT GREATER THAN $40.00 PER SHARE

AND NOT LESS THAN $36.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 31, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Johnson Controls International plc, an Irish public company limited by shares (the “Company,” “we,” “us,” or “our”), is offering to purchase its ordinary shares, par value $0.01 per share (the “Shares”), for cash up to an aggregate purchase price of $4,000,000,000, at a per Share price not greater than $40.00 and not less than $36.00, to the tendering shareholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single price per Share (the “Purchase Price”), which will be not greater than $40.00 and not less than $36.00 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders. Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $0.25), of not greater than $40.00 and not less than $36.00 per Share, at which Shares have been properly tendered, or have been deemed to be tendered, in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $4,000,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer). All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a price lower than the Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $4,000,000,000 are properly tendered (and not properly withdrawn) at or below the Purchase Price. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $4,000,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

As of April 30, 2019, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon exercise of stock options (“Stock Options”) and vesting of restricted stock units (“RSUs”) and performance-based share unit awards (“PSUs”) (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Shares that would result from the assumed exercise of Stock Options and the assumed vesting of RSUs and PSUs (“Potential Shares”)), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares).

The Company is authorized under Article 3(d) of our Articles of Association to effect repurchases of Shares as redemptions and any repurchases of Shares pursuant to the Offer will be effected by redemption. References in this Offer to Purchase to an “offer to purchase”, “purchase”, “repurchase”, “tender” or “purchase price” means “offer to redeem”, “redeem”, “redemption”, “tender for redemption” or “redemption price” as the context permits and similar terms shall be construed accordingly. The proper tendering or deemed tendering of Shares pursuant to the Offer to Purchase / redemption in accordance with the terms and subject to the conditions of the Offer, which are capable of purchase under the Offer, shall constitute an agreement, transaction or trade with the Company within the meaning of Article 3(d) of our Articles of Association and such Shares shall be deemed to be Redeemable Shares within the meaning of our Articles of Association. We will cancel Shares that we repurchase pursuant to the Offer.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7, “Conditions of the Offer.”

The Shares are listed on The New York Stock Exchange (“NYSE”) and trade under the symbol “JCI”.

On May 2, 2019, the last reported sale price of the Shares on the NYSE was $38.98 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. It is possible that the Purchase Price could be below the May 2, 2019 last reported sale price of the Shares on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

If you have questions or need assistance, you should contact D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), or Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer managers for the Offer (the “Dealer Managers”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery or other materials relating to the Offer, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Barclays	Citigroup	J.P. Morgan

BofA Merrill Lynch

May 3, 2019

IMPORTANT

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR EQUINITI TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER, WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Each of the Dealer Managers is acting exclusively for the Company and no one else in connection with this document and the Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to this document or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this document or any other transaction, arrangement or other matter referred to in this document as relevant. None of the Dealer Managers or any persons associated or affiliated with them accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this document, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Company’s directors, in connection with the Company and/or the Offer and each of the Dealer Managers accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise be found to have in respect of this document or any such statement.

Our directors and officers do not intend to tender their Shares in the Offer and we are not aware of any of our affiliates that intend to tender any Shares in the Offer. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors and executive officers may also, in compliance with stock ownership guidelines, internal compliance requirements and SEC rules, sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. Such employees may also sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares in the Offer, you must do one of the following before 11:59 p.m., New York City time, on May 31, 2019 (or the earlier deadline set forth below with respect to (i) Shares held in the JCI plc Stock Fund in the Johnson Controls Retirement Savings and Investment Plan, the Johnson Controls Select Hourly Retirement Savings and Investment Plan and the Johnson Controls Federal Systems, Inc. Retirement Savings Plan (together, the “Current 401(k) Plans”); (ii) Shares held through the following plans (which the Company maintained prior to its separation from Adient plc): the Adient US LLC Savings and Investment 40l(k) Plan, the Adient Production Employees Savings and Investment (40l(k)) Plan, the

i

Bridgewater LLC Savings and Investment (40l(k)) Plan and the Avanzar Interiors, LLC Savings and Investment 401(k) Plan (together with the Current 401(k) Plans, the “401(k) Plans”)); and (iii) Shares held in Johnson Controls Canada Non-Registered Savings Plan, Group Retirement Savings Plan of Johnson Controls Canada, Johnson Controls Retirement Income Contribution Plan, Group Retirement Savings Plan of Johnson Controls Canada Pre 01jan2018, Johnson Controls Canada Non-Registered Savings Plan Pre 01jan2018, Locked-in Retirement Account of Johnson Controls and DCPP for the Union/Hourly Employees of Johnson Controls Canada LP (together, the “Canadian Plans” and, together with the 401(k) Plans, the “Retirement Plans”), or any later time and date to which the Offer may be extended:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

•

if you hold Shares in your own name, complete and sign a Letter of Transmittal, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, the Depositary;

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested Stock Options, you may exercise the vested portion of your Stock Options and tender any of the Shares issued upon exercise. You must exercise your Stock Options in accordance with the related Stock Option plan and Company policies and practices at least five business days prior to the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a Stock Option cannot be revoked, however, if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of RSUs or PSUs, you may only tender Shares that you have acquired upon vesting of the RSUs (or settlement of deferred RSUs) or payment of earned PSUs; and

•

if you are invested in the JCI plc Stock Fund or otherwise hold Shares within any of the Retirement Plans, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 4:00 p.m., New York City time, on May 24, 2019.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $36.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $36.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares of $38.98 on the NYSE on May 2, 2019, the day before we commenced the Offer.

Subject to the satisfaction or waiver of the conditions to the Offer, Shareholders properly tendering Shares at $36.00 per Share (the minimum Purchase Price pursuant to the Offer) (and not properly withdrawing such Shares) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to “odd lot” priority).

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.”

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13e-4(f)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13e-4(d)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE ARE PROVIDING YOU ONLY WITH INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION OR REPRESENTATION OR GIVE ANY OTHER INFORMATION TO YOU. IF YOU RECEIVE A RECOMMENDATION OR OTHER INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, or Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Managers for the Offer, in each case at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Johnson Controls International plc, is offering to purchase your Shares. See Section 1.

How many Shares is the Company offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to an aggregate purchase price of $4,000,000,000 payable in cash. However, because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of April 30, 2019, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs and PSUs (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). See Section 2.

In addition, in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $4,000,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares or to tender your Shares at the Purchase Price determined pursuant to the Offer. We are offering to purchase Shares for cash up to an aggregate purchase price of $4,000,000,000, at a per Share price not greater than $40.00 and not less than $36.00, to the tendering shareholder in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal or the separate instruction form with respect to Shares held in the JCI plc Stock Fund or otherwise held within the Retirement Plans. Promptly after the Expiration Date, which is 11:59 p.m., New York City time, on May 31, 2019, unless the Offer is extended or withdrawn, we will, on the terms and subject to the conditions described in the Offer, determine the single per-Share Purchase Price, which will be not greater than $40.00 and not less than $36.00 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders.

Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $0.25), of not greater than $40.00 and not less than $36.00 per Share, at which Shares have been properly tendered, or have been deemed to be tendered, in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $4,000,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer).

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $4,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $36.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $36.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 2, 2019, the day before we commenced the Offer, when the closing market price on the NYSE was $38.98.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

If I am a holder of vested Stock Options, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options at least five business days prior to the Expiration Date in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of exercising any vested Stock Options and tendering any Shares issued upon such exercise.

If I am a holder of restricted stock, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the Shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs and PSUs will not be accepted. Holders of RSUs and PSUs may not tender Shares represented by such interests unless the awards are fully vested and settled in Shares prior to the Expiration Date.

If I am invested in the JCI plc Stock Fund or otherwise hold Shares within the Retirement Plans, how do I participate in the Offer?

If you are invested in the JCI plc Stock Fund or otherwise hold Shares within the Retirement Plans, you are entitled to participate in the Offer. If you wish to tender such Shares, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 4:00 p.m., New York City time, on May 24, 2019.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value and our disclosures concerning potential uses for the proceeds from the sale of our Power Solutions business, which closed on April 30, 2019 (the “Power Solutions Sale”). In determining to proceed with the Offer, our senior executives and management team and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources. See Sections 2 and 11.

We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. If the Company completes the Offer, shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer may permit the tendering shareholder to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

How will the Offer be effected?

The Company is authorized under Article 3(d) of our Articles of Association to effect repurchases of Shares as redemptions and any repurchases of Shares pursuant to the Offer will be effected by redemption.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date (or the earlier deadline set forth below with respect to Shares in the JCI plc Stock Fund or otherwise held within the Retirement Plans). The Offer will expire at 11:59 p.m., New York City time, on May 31, 2019, unless we extend or terminate the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 14.

If you are invested in the JCI plc Stock Fund or otherwise hold Shares in the Retirement Plans and you wish to tender such Shares, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 4:00 p.m., New York City time, on May 24, 2019.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline for giving instructions to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We may extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date. We will not be required to accept for payment and pay for tendered Shares if any of the following events occur (or shall have been reasonably determined by us to have occurred):

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any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•

any statute, rule or regulation shall have been adopted or promulgated (in preliminary or final form) or there is any formal or internal interpretation of any statute, rule or regulation that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•

the Company having insufficient profits available for distribution within the meaning of section 117 of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), to pay the aggregate purchase price for the Shares to be acquired pursuant to the Offer in compliance with Irish law, or the directors of the Company otherwise determining such an insufficiency (or risk of insufficiency) in their absolute discretion;

•

the Company having net assets of less than its called-up share capital and its undistributable reserves (as defined in section 1082 of the Irish Companies Act) to pay the aggregate purchase price for the Shares to be acquired pursuant to the Offer in compliance with Irish law or the directors otherwise determining such an insufficiency (or risk of insufficiency) in their absolute discretion;

•

any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred;

•

any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;

•

any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States or Ireland on or after May 2, 2019, or any material escalation, on or after May 2, 2019, of any war or armed hostilities that had commenced prior to May 2, 2019, shall have occurred;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•

any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 2, 2019, shall have occurred;

•

any person shall have commenced, proposed, announced, made or have publicly disclosed a tender offer (other than the Offer), exchange offer, merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 2, 2019);

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that has made such a filing before May 2, 2019 shall have acquired or publicly announced its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•	any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after May 2, 2019, that beneficially owns more than 5% of our outstanding Shares;

•

any person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from the NYSE or held of record by less than 300 persons;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•

any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

As of April 30, 2019, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon the exercise of Stock Options and vesting of RSUs and PSUs (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares).

If any of our shareholders who:

•	hold Shares in their own name as holders of record, or

•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

How do I tender my Shares?

If you want to tender all or a portion of your Shares, you must do one of the following before 11:59 p.m., New York City time, on May 31, 2019 (or the earlier deadline with respect to Shares in the JCI plc Stock Fund or otherwise held within the Retirement Plans), or any later time and date to which the Offer may be extended:

•

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (shareholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your

Shares, it is likely that they have an earlier deadline for giving instructions to participate in the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•

If you are invested in the JCI plc Stock Fund or otherwise hold Shares within the Retirement Plans, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 4:00 p.m., New York City time, on May 24, 2019;

•

If you hold Shares registered in your own name, you must complete and sign a Letter of Transmittal according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 11:59 p.m., New York City time, on May 31, 2019, or such later time and date to which we may extend the Offer; and

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date,

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date, or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a Holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at its address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 11:59 p.m., New York City time, on May 31, 2019 (or the earlier deadline with respect to Shares in the JCI plc Stock Fund or otherwise held within the Retirement Plans), or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on June 28, 2019. See Section 4.

You should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have earlier deadlines for giving instructions with respect to the Offer and you should contact your broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine what their deadlines may be.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure, upon the terms and subject to the conditions of the Offer. See Section 1.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $4,000,000,000?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $4,000,000,000, we will purchase Shares in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•

Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. See Sections 1 and 6. The number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal and/or Irish income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares.

Each shareholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.

Has the Company or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized us to make the Offer, none of the Company, the members of our Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Offer, you should carefully read the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers do not intend to tender their Shares in the Offer and we are not aware of any of our affiliates that intend to tender any Shares in the Offer. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. See Section 11.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

What will happen if I do not tender my Shares?

If the Offer is completed, shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

If the Offer is completed, it may also present some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer;

•

the amount of profits available for distribution (within the meaning of section 117 of the Irish Companies Act) will be reduced by the aggregate Purchase Price, which will reduce the profits available for distribution which, under Irish law, are required to fund other forms of distribution, including dividends and other forms of share repurchase. Therefore, as a result of the Offer, the Company may have less flexibility in relation to future distributions;

•

shareholders with significant holdings of Shares that do not tender into the Offer in circumstances where other shareholders do participate in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such shareholders. Such holders of significant holdings of Shares could exercise their voting rights in a manner that is not aligned with the interests of other shareholders. In addition, a decision to sell the Shares by such a significant shareholder could have a materially greater adverse effect on the price for Shares (due to greater proportionate supply) following the completion of the Offer; and

•

shareholders with significant holdings of Shares should have regard to their obligations under Rules 9 and 37 of the Irish Takeover Rules. See Section 12. Having regard to the maximum number of Shares that may be acquired and cancelled by the Company under the Offer and having regard to the interests in Shares disclosed to the Company as at the latest practicable date prior to the publication of this Offer to Purchase, the Company does not believe the provisions of Rule 37 will be triggered if Shareholders with existing material holdings in the Company do not participate in the Offer (assuming they maintain their level of shareholding as at the last practicable date prior to the publication of this Offer to Purchase). Shareholders who acquire further Shares could potentially trigger obligations under Rules 9 and 37 and should therefore, before making such an acquisition, be aware of the potential maximum increase in their proportionate holding as a result of such an acquisition following the completion of the Offer and the cancellation of the Shares tendered.

Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

When and how will the Company pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price to the tendering shareholder in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On May 2, 2019, the last reported sale price of the Shares on the NYSE was $38.98 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution in respect of our stock, depending on the circumstances. We recommend that you consult your own independent tax advisor to determine the consequences to you of participating in the Offer, including the applicability of any state, local or non-U.S. tax laws. See Section 13.

What are the Irish tax consequences if I tender my Shares?

Holders of Shares who are not resident or ordinary resident in Ireland for Irish tax purposes and do not hold their Shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the redemption of their Shares pursuant to the Offer. Holders of Shares should not be subject to Irish withholding tax as a consequence of participating in the Offer. We recommend that you consult your own independent tax advisor to determine the consequences to you of participating in the Offer, including the applicability of any Irish or other tax laws. See Section 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) Shares not tendered or accepted for payment are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer or the Dealer Managers for the Offer, in each case at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice Guaranteed Delivery and other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The Company has made statements in this document that are forward-looking and therefore are subject to risks and uncertainties. In this document, statements regarding our future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. The Company cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond our control, that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of the Company to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco International plc, the spin-off of Adient, changes in tax laws (including but not limited to the Tax Cuts and Jobs Act enacted in December 2017), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm our business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates and cancellation of or changes to commercial arrangements, and with respect to the disposition of the Power Solutions business, whether the strategic benefit of the Power Solutions transaction can be achieved. A detailed discussion of risks related to our business is included in the section entitled “Risk Factors” (refer to Part I, Item 1A, of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and Part II, Item 1A, of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019). The forward-looking statements included in this document are made only as of the date of this document, unless otherwise specified, and, except as required by law, the Company assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.

INTRODUCTION

To the Holders of our Shares:

The Company is offering to purchase Shares having an aggregate purchase price of up to $4,000,000,000 pursuant to tenders at a per-Share price specified, or deemed specified, by the tendering shareholders of not greater than $40.00 and not less than $36.00 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $4,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and officers do not intend to tender their shares in the Offer and we are not aware of any of our affiliates that intend to tender any shares in the Offer. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements.

In accordance with the rules of the SEC, in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $4,000,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares, without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

If Shares representing an aggregate purchase price of more than $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•

Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender, even if your Shares are properly tendered at or below the Purchase Price.

The Purchase Price will be paid to the tendering shareholder in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. See Section 13 regarding certain U.S. federal income tax and Irish tax consequences of the Offer.

Any tendering U.S. Holder (as defined in Section 13) who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to backup withholding, unless such holder establishes that such holder is within a class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 13). In order for a Non-U.S. Holder to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s non-U.S. status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 13 regarding U.S. federal income and Irish tax consequences of the Offer.

Holders of restricted stock, stock options, RSUs and PSUs may not tender Shares represented by such interests unless they are fully vested and, if applicable, settled in Shares prior to the Expiration Date. See Sections 3 and 11 for more information.

We will pay the fees and expenses incurred in connection with the Offer by D.F. King & Co. Inc., the Information Agent for the Offer, Equiniti Trust Company, the Depositary for the Offer, and Barclays Capital Inc.,

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Managers for the Offer. See Section 15.

As of April 30, 2019, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon exercise of Stock Options, and the vesting of RSUs and PSUs (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares).

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Company is authorized under Article 3(d) of our Articles of Association to effect repurchases of Shares as redemptions and any repurchases of Shares pursuant to the Offer will be effected by redemption. References in this Offer to Purchase to an “offer to purchase,” “purchase,” “repurchase,” “tender” or “purchase price” means “offer to redeem,” “redeem,” “redemption,” “tender for redemption” or “redemption price” as the context permits and similar terms shall be construed accordingly. The proper tendering or deemed tendering of Shares pursuant to the Offer to Purchase / redemption in accordance with the terms and subject to the conditions of the Offer, which are capable of purchase under the Offer, shall constitute an agreement, transaction or trade with the Company within the meaning of Article 3(d) of our Articles of Association and such Shares shall be deemed to be Redeemable Shares within the meaning of our Articles of Association.

The Shares are listed on the NYSE and trade under the symbol “JCI”. On May 2, 2019, the day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $38.98 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares and deciding what price or prices at which to tender. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information and these documents and the other materials relating to the Offer should be read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $4,000,000,000, at a price per Share not greater than $40.00 and not less than $36.00, to the tendering shareholder in cash, less any applicable withholding taxes and without interest. Upon the terms and subject to the conditions of the Offer, if Shares with an aggregate purchase price of less than $4,000,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

The term “Expiration Date” means 11:59 p.m., New York City time, on May 31, 2019. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw any such shareholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Preferred Odd Lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the maximum aggregate purchase price of Shares that we may purchase in the Offer by the equivalent of more than 2% of our outstanding Shares, (ii) decrease the maximum aggregate purchase price of Shares that we may purchase in the Offer or (iii) change the range of purchase prices at which shareholders may tender their Shares, then the Offer must remain open for at least ten business days from the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 14.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority, and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $4,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than an aggregate purchase price of $4,000,000,000 of Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•	Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender. As we noted above, we may elect to purchase more than an aggregate purchase price of $4,000,000,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered at or below the Purchase Price by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares, provided that (a) this priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares, and (b) to qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares (excluding Odd Lot Holders who tender all of their Shares) will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (excluding Odd Lot Holders who tender all of their Shares). However, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release on the business day following the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax and Irish tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value and our disclosures concerning potential uses for the proceeds from the Power Solutions Sale, which closed on April 30, 2019 and resulted in net proceeds of approximately $11.6 billion. The Company expects to use the net proceeds to reduce $3.4 billion of existing debt and fund the repurchase of $8.2 billion in Shares. In determining to proceed with the Offer, our senior executives and management team and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

In addition, we believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, liquidity opportunities available to our shareholders and our results of operations. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales.

The Offer also provides shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•

we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, with less potential disruption to the market price for the Shares; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company.

Potential Risks and Disadvantages of the Offer. The Offer also presents potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out;

•	purchases may occur at a premium to the current market price of the Shares;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer;

•

the amount of profits available for distribution (within the meaning of section 117 of the Irish Companies Act) will be reduced by the aggregate Purchase Price, which will reduce the profits available for distribution which, under Irish law, are required to fund other forms of distribution, including dividends and other forms of share repurchase. Therefore, as a result of the Offer, the Company may have less flexibility in relation to future distributions;

•

shareholders with significant holdings of Shares that do not tender into the Offer in circumstances where other shareholders do participate in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such shareholders. Such holders of significant holdings of Shares could exercise their voting rights in a manner that is not aligned with the interests of other shareholders. In addition, a decision to sell the Shares by such a significant shareholder could have a materially greater adverse effect on the price for Shares (due to greater proportionate supply) following the completion of the Offer; and

•

shareholders with significant holdings of Shares should have regard to their obligations under Rules 9 and 37 of the Irish Takeover Rules. See Section 12. Having regard to the maximum number of Shares that may be acquired and cancelled by the Company under the Offer and having regard to the interests in Shares disclosed to the Company as at the latest practicable date prior to the publication of this Offer to Purchase, the Company does not believe the provisions of Rule 37 will be triggered if Shareholders with existing material holdings in the Company do not participate in the Offer (assuming they maintain their level of shareholding as at the last practicable date prior to the publication of this Offer to Purchase). Shareholders who acquire further Shares could potentially trigger obligations under Rules 9 and 37 and should therefore, before making such an acquisition, be aware of the potential maximum increase in their proportionate holding as a result of such an acquisition following the completion of the Offer and the cancellation of the Shares tendered.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of April 30, 2019, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs and PSUs (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares).

Based on the published guidelines of the NYSE and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on the NYSE. Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, us determining that the consummation of the Offer will not cause our Shares to be delisted from the NYSE or our Shares to be held by fewer than 300 persons.

Shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares. Shareholders with significant holdings of Shares should have regard to their obligations under Rules 9 and 37 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013 (as amended) (the “Irish Takeover Rules”). See Section 12.

In addition, following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. The trading prices of the Shares following completion of the Offer may be lower or higher than the Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital, subject to certain exemptions. The Company’s current authorization, approved by shareholders at our 2019 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company. In addition, under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as pre-emption rights). The Company’s current authorization, approved at our 2019 Annual General Meeting, is to issue up to 5% of the authorized but unissued share capital of the Company without being subject to pre-emption rights. Both the 33% share issuance authorization and the 5% pre-emption rights waiver authorization will expire on the earlier of the date of our 2020 Annual General Meeting or September 6, 2020. Both of these authorizations were approved by reference to an absolute number of shares calculated by reference to the total number of issued Shares prior to the issuance of the annual proxy statement for our 2019 Annual General Meeting. Therefore, if the maximum number of Shares are accepted for repurchase under the Offer, the relative size of the above authorizations will increase in proportion to the smaller total number of Shares remaining outstanding. Specifically, the general authority to issue shares will increase so as to represent up to 38.3% of the total number of Shares remaining outstanding and the authority to issue shares with the pre-emption waiver will increase so as to represent up to 5.8% of the total number of Shares remaining outstanding, in each case assuming the maximum number of Shares are accepted for purchase under the Offer. As an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances.

We will cancel the Shares that we repurchase pursuant to the Offer. Shares that we redeem pursuant to the Offer and retire will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law) for all purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors, subject to the restrictions under Irish law and applicable shareholder authorizations summarized above.

If the Offer is completed, the amount of profits available for distribution (within the meaning of section 117 of the Irish Companies Act) will be reduced by the aggregate Purchase Price, which will reduce the profits available for distribution which, under Irish law, are required to fund other forms of distribution, including dividends and other forms of share repurchase. Therefore, as a result of the Offer, the Company may have less flexibility in relation to future distributions.

Other Share Repurchases. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least ten business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e-4. Since the purchase of Shares under the Offer will constitute a redemption under Irish law, the Company and its subsidiaries’ ability to utilize its authority to make market purchase and overseas market purchases of up to 10% of the Company’s issued shares approved at our 2019 Annual General Meeting is not affected or utilized, nor is the ability of the Company to make further purchases of Shares by redemption, subject in each case to the requirements under Irish law, including the requirement to fund such purchases from profits available for distribution (as defined in section 117 of the Irish Companies Act) and the requirements for sufficiency of net assets (under section 1082 of the Irish Companies Act).

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets, including assets of our subsidiaries;

•

any material change in our present dividend rate or policy, our capitalization or our indebtedness other than the Debt Tender Offers (as defined below), the repurchase of Shares pursuant to the Offer, and any other potential transactions in connection with our previously announced plans for equity repurchases and debt reduction (see Sections 10 and 11);

•

any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than the grant of Stock Options, RSUs, PSUs or other equity awards to directors and employees in the ordinary course of business or pursuant to existing 10b5-1 Plans (as defined below); or

•	any changes in our Memorandum and Articles of Association or other governing instruments or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described herein and in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from our deciding to undertake any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, either

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message (as defined below), must be received before 11:59 p.m., New York City time, on May 31, 2019 (or the earlier deadline with respect to Shares held in the JCI plc Stock Fund or otherwise held within the Retirement Plans) by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the shareholder for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Moreover, because an applicable withholding agent may not know whether a particular shareholder qualifies for sale or exchange treatment, gross proceeds paid to a Non-U.S. Holder may be assumed for withholding tax purposes to be treated as a dividend. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered at Price Determined under the

Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered at Price Determined by Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who elect to indicate a specific price should be aware that this election could mean that none of their Shares will be purchased if the indicated price is above the Purchase Price. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” in the Letter of Transmittal.

Shareholders of prior Company acquisitions who have not yet exchanged their shares of the acquired company for Shares of the Company may participate in this Offer. In order to participate in this Offer, such shareholders must submit their stock certificate(s), or indicate shares held in book-entry form, along with a completed Letter of Transmittal to the Depositary at one of the addresses listed on the Letter of Transmittal. Shareholders of prior Company acquisitions should be aware that all share numbers and per-share offering proceeds in the Offer to Purchase and the Letter of Transmittal are based on the post-exchange number of Shares.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at a Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $36.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $36.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 2, 2019, the day before we commenced the Offer, when the last reported sales price on the NYSE was $38.98.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Payment Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners that appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

If a certificate for Shares in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder that appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	either of (i) certificates for the Shares, or (ii) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC as described below;

•	either of (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (ii) an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary to specify the order in which we will purchase tendered Shares in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by confirmation of book-entry transfer). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including any Letters of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account at DTC with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, in addition to such delivery, either (i) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a confirmation of book-entry transfer, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. Shareholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1) a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary by overnight courier or facsimile transmission on or before the Expiration Date; and

(2) the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents.

Shareholders may contact the Information Agent, the Dealer Managers or their broker, dealer, commercial bank, trust company or other nominee through which it holds Shares for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

Stock Options. We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options at least five business days prior to the Expiration Date in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Stock. We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.

Restricted Stock Units and Performance Stock Units. We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs or PSUs will not be accepted. Holders of RSUs and PSUs may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Procedures for Participants in the Retirement Plans. To tender Shares that you hold in the JCI plc Stock Fund or otherwise within the Retirement Plans, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 4:00 p.m., New York City time, on May 24, 2019.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates are tendered, unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Managers, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice.

Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. In the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $4,000,000,000, we will determine, in our absolute discretion, whether to exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Shareholder’s Representation and Warranty; Acceptance by the Company Constitutes an Agreement; Compliance with Short-Tendering Rule. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on June 28, 2019. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. None of the Company, the Dealer Managers, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price; Redemption.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date with an aggregate purchase price of up to $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law). For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or confirmation of book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal, or an Agent’s Message, in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the

Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

The Company is authorized under Article 3(d) of our Articles of Association to effect repurchases of Shares as redemptions and any repurchases of Shares pursuant to the Offer will be effected by redemption. References in this Offer to Purchase to an “offer to purchase,” “purchase,” “repurchase,” “tender” or “purchase price” means “offer to redeem,” “redeem,” “redemption,” “tender for redemption” or “redemption price” as the context permits and similar terms shall be construed accordingly. The proper tendering or deemed tendering of Shares pursuant to the Offer to Purchase / redemption in accordance with the terms and subject to the conditions of the Offer, which are capable of purchase under the Offer, shall constitute an agreement, transaction or trade with the Company within the meaning of Article 3(d) of our Articles of Association and such Shares shall be deemed to be Redeemable Shares within the meaning of our Articles of Association.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders who tender all of their Shares). As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares tendered to be purchased from any shareholder pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at or below the Purchase Price by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate purchase price of the Shares to be purchased to fall below $4,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate purchase price of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price, and so indicated by checking the appropriate box in the Letter of Transmittal.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer and/or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•

any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•

any statute, rule or regulation shall have been adopted or promulgated (in preliminary or final form) or there is any formal or internal interpretation of any statute, rule or regulation that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•

the Company having insufficient profits available for distribution within the meaning of section 117 of the Irish Companies Act to complete the purchase of the Shares tendered under the Offer in compliance with Irish law, or the directors of the Company otherwise determining such an insufficiency (or risk of insufficiency) in their absolute discretion;

•

the Company having net assets of less than its called-up share capital and its undistributable reserves (as defined in section 1082 of the Irish Companies Act) to complete the purchase of Shares tendered under the Offer in compliance with Irish law or the directors otherwise determining such an insufficiency (or risk of insufficiency) in their absolute discretion;

•

any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred;

•

any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;

•

any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States or Ireland on or after May 2, 2019, or any material escalation, on or after May 2, 2019, of any war or armed hostilities that had commenced prior to May 2, 2019, shall have occurred;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•

any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 2, 2019 shall have occurred;

•

any person shall have commenced, proposed, announced, made or have publicly disclosed a tender or offer (other than the Offer), exchange offer, merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 2, 2019);

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that has made such a filing before May 2, 2019 shall have acquired or publicly announced its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•	any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after May 2, 2019, that beneficially owns more than 5% of our outstanding Shares;

•

any person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from the NYSE or held of record by less than 300 persons;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•

any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will as promptly as practical notify shareholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. In certain circumstances, if we waive or modify any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends; Distributable Reserves.

Our Shares are listed on the NYSE under the symbol “JCI”.

The following table sets forth the high and low sale prices of the Shares as reported by the NYSE and dividends declared per Share for the relevant periods.

	Share Price		Dividends declared per Share
	High	Low
2016
First quarter	$34.607	$28.1879	$0.21466
Second quarter	$41.2135	$33.1919	$0.21466
Third quarter	$43.8246	$38.9926	$0.21466
Fourth quarter	$46.17	$39.3141	$0.240838

2017
First quarter	$44.70	$41.34	$0.25
Second quarter	$43.71	$41.01	$0.25
Third quarter	$44.37	$37.42	$0.25
Fourth quarter	$42.60	$35.81	$0.26

2018
First quarter	$41.53	$34.56	$0.26
Second quarter	$36.89	$33.55	$0.26
Third quarter	$40.325	$33.35	$0.26
Fourth quarter	$36.58	$29.69	$0.26

2019
First quarter	$37.25	$30.51	$0.26
Second quarter	$36.96	$30.01	$0.26
Third quarter (through May 2, 2019)	$39.84	$35.69	$0.26

On May 2, 2019, the day before we commenced the Offer, the last reported sales price of the Shares on the NYSE was $38.98 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the day before the Company commenced the Offer or on the expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

Any dividend payment must be approved by the Company’s Board of Directors. In determining whether to pay any dividend, our Board of Directors may consider the Company’s financial position, the performance of our businesses, our consolidated financial condition, results of operations, capital and liquidity positions and risk profile, our expectations for capital generation and utilization, the existence of investment opportunities, and other factors.

Under Irish law, share repurchases and redemptions (as well as dividends or other distributions) may only be paid out of profits available for distribution (within the meaning of section 117 of the Irish Companies Act), which generally means our accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. As of March 31, 2019, we had approximately $33.0 billion of profits available for distribution. The Offer is conditional on the Company having sufficient profits available for distribution to pay the aggregate purchase price for the Shares to be acquired pursuant to the Offer. If the Offer is completed the amount of profits available for distribution (within the meaning of section 117 of the Irish Companies Act) will be reduced by the aggregate Purchase Price, which will reduce the profits available for distribution which, under Irish law, are required to fund other forms of distribution, including dividends and other forms of share repurchase. Therefore, as a result of the Offer, the Company may have less flexibility in relation to future distributions.

9.	Source and Amount of Funds.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares acquired pursuant to the Offer, together with all related fees and expenses, to be approximately $4.0 billion. We intend to fund the purchase of the Shares with proceeds from the Power Solutions Sale, which closed on April 30, 2019.

10.	Certain Information Concerning the Company.

General. We are a global diversified technology and multi industrial leader serving a wide range of customers. Our employees create intelligent buildings, efficient energy solutions and integrated infrastructure that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms.

Debt Tender Offers. On May 1, 2019, we commenced tender offers (the “Debt Tender Offers”) to purchase for cash up to $1.5 billion in aggregate principal amount (the “Aggregate Purchase Amount”) of certain of our outstanding senior notes (the “Tender Notes”). The Debt Tender Offers are being made pursuant to the terms and subject to the conditions set forth in an offer to purchase dated May 1, 2019 that was made available to holders of the Tender Notes. We intend to use a portion of the net proceeds from the Power Solutions Sale to fund the Debt Tender Offers.

Selected Financial Information. The following table sets forth our consolidated cash and cash equivalents and capitalization, as of March 31, 2019, and (i) on an as adjusted basis to give effect, as of such date, to (a) the Power Solutions Sale, which closed on April 30, 2019, and the mandatory repayment of the $750 million of term loan borrowings in connection therewith, and (b) the purchase of 105,263,158 of our ordinary shares for an aggregate purchase price of $4,000,000,000 pursuant to the Offer (which assumes that the Offer is fully subscribed and that the Purchase Price per share is determined to be $38.00 (the mid-point between the lowest and highest per-share purchase prices under the terms of the Offer)) and (ii) on an as further adjusted basis to give effect, as of such date, to the purchase of $1,500,000,000 aggregate principal amount of certain of our outstanding senior notes pursuant to the Debt Tender Offers. The information presented in the table below, and pro forma information presented in the following paragraph, including net financing charges, net income, and basic and diluted net income per ordinary share from continuing operations, should each be read together with the consolidated historical financial statements and notes thereto that are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 which is incorporated by reference into this Offer to Purchase.

	As of March 31, 2019
	Actual	As Adjusted	As Further Adjusted(3)
	(in millions)
Cash and cash equivalents	$239	$8,200	$6,700

Short-term debt	2,862	2,112	2,112

Long-term debt: (including current portion)(1)(2)
Notes due in fiscal years 2020-2064	8,600	8,600	7,100
Other	924	924	924

Total long-term debt	9,524	9,524	8,024

Shareholders’ equity:
Ordinary shares	10	10	10
Capital in excess of par value	16,640	16,640	16,640
Retained earnings	6,416	10,623	10,623
Ordinary shares held in treasury, at cost	(2,078)	(6,078)	(6,078)
Accumulated other comprehensive loss	(952)	(480)	(480)

Total shareholders’ equity	20,036	20,715	20,715

Equity attributable to noncontrolling interest	1,265	967	967

Total equity	21,301	21,682	21,682

Total capitalization	$33,687	$33,318	$31,818

(1)	Includes current portion of total long-term debt of $1,106 million.
(2)	As adjusted amount reflects the mandatory repayment of $750 million of term loan borrowings in connection with the Power Solutions Sale.
(3)

As further adjusted amounts assume, for purposes of this table, that the Debt Tender Offers are fully subscribed and we purchase the Aggregate Purchase Amount. Cash and cash equivalents and Retained earnings does not reflect the premium and accrued and unpaid interest costs to purchase the Tender Notes.

If the Power Solutions Sale (including the mandatory repayment of the $750 million of term loan borrowings in connection therewith), the Offer and the Debt Tender Offers had been completed on the terms described above as of October 1, 2017, for the six months ended March 31, 2019, our pro forma net financing charges from continuing operations would have been $154 million (compared to actual net financing charges from continuing operations of $183 million for such period), our pro forma net income from continuing operations would have been $372 million (compared to actual net income from continuing operations of

$347 million for such period) and our basic net income per Share from continuing operations would have been $0.46 and our diluted net income per Share would have been $0.46 (compared to actual basic net income per Share from continuing operations of $0.38, and actual diluted net income per Share from continuing operations of $0.38, each for such period). These amounts are not intended to represent and may not necessarily be indicative of the corresponding amounts that would have been reported had the transactions been completed on the terms and dates described above and should not be taken as representative of and are not necessarily indicative of our future net financing charges, net income or earnings per Share.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02 or 7.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this Offer to Purchase, until the termination of this Offer. Such future filings will automatically update and supersede the previously filed information. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 20, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2018 and March 31, 2019, filed on February 1, 2019 and May 3, 2019, respectively;

•	Current Reports on Form 8-K, filed on November 13, 2018, December 6, 2018, January 11, 2019, March 7, 2019, May 1, 2019 and May 3, 2019; and

•

the Company’s Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Shareholders held on March 6, 2019, filed on January 18, 2019 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2018).

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co. Inc.

48 Wall Street – 22nd floor

New York, NY 10005

Attention: Andrew Beck

Banks and brokers may call: (212) 269-5550

For confirmation: (212) 269-5552

All others may call toll-free: (800) 967-5019

Email: jci@dfking.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of April 30, we had 898,226,383 issued and outstanding Shares (and 24,098,725 Shares reserved for issuance upon exercise of Stock Options, and vesting of RSUs and PSUs (assuming PSUs vest at the specified target performance threshold)). If the Offer is fully subscribed at a Purchase Price of $40.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 100,000,000 Shares, which would represent approximately 11.1% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or approximately 10.8% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 111,111,111 Shares, which would represent approximately 12.4% of our issued and outstanding Shares as of April 30, 2019 (which excludes Potential Shares), or 12.0% of our outstanding Shares on a fully diluted basis as of April 30, 2019 (which includes Potential Shares).

As of April 30, 2019, our directors and executive officers as a group beneficially owned an aggregate of approximately 4,408,104 Shares, representing approximately 0.5% of the total number of issued and outstanding Shares. Our directors and officers do not intend to tender their shares in the Offer and we are not aware of any of our affiliates that intend to tender any shares in the Offer. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Accordingly, assuming we purchase 111,111,111 Shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 0.6% (assuming the Offer is fully subscribed at a Purchase Price of $36.00, the minimum Purchase Price pursuant to the Offer). Our directors and executive officers may also, in compliance with stock ownership guidelines and internal compliance requirements, sell their shares at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

The following table provides the beneficial ownership of our Shares by each of our directors and executive officers as of April 30, 2019, as well as the percentage of beneficial ownership of each director and executive officer.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned(1)(2)	Percent of Class	Cash Settled Stock Units(3)
Jean Blackwell	1,771	*	—
Pierre Cohade	607	*	—
Michael E. Daniels	65,296	*	—
Juan Pablo del Valle Perochena	4,138	*	—
John Donofrio	19,544	*	—
W. Roy Dunbar	3,747	*	—
Gretchen R. Haggerty.	2,223	*	—
William C. Jackson	496,478	*	76,934
Visal Leng	—	*	—
Simone Menne	2,216	*	—
Lynn C. Minella	33,183	*	—
George R. Oliver	2,756,246	*	—
Rodney Rushing	78,432	*	3,283
Brian J. Stief	266,661	*	148,039
Jürgen Tinggren	21,758	*	—
Robert M. Van Himbergen	36,054	*	—
Mark P. Vergnano	15,882	*	—
Jeffrey M. Williams	281,120	*	—
R. David Yost	45,129	*	—
John D. Young	2,784	*	—

All current Directors and Executive Officers as a Group (20 persons)	4,408,104	*	—

*	Represents less than 1.0% of our total outstanding Shares.
(1)

The number shown reflects the number of Shares owned beneficially as of April 30, 2019, based on information furnished by the persons named, public filings and the Company’s records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those Shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the Shares listed. To the extent indicated in the notes below, Shares beneficially owned by a person include Shares of which the person has the right to acquire beneficial ownership within 60 days after April 30, 2019. There were 898,226,383 Shares outstanding on such date.

(2)

Includes the maximum number of Shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of April 30, 2019 as follows: Mr. Jackson, 337,005; Mr. Oliver, 2,042,113; Mr. Rushing, 74,707; Mr. Stief, 239,266; Mr. Van Himbergen, 21,163; Mr. Williams, 213,816; and all executive officers as a group 3,105,042 and (ii) the vesting of RSUs that will vest within 60 days of April 30, 2019 as follows: Ms. Minella, 18,116 RSUs; and all Directors and Executive Officers as a group, 18,116 RSUs.

(3)

Reflects ordinary share equivalents under deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one ordinary share of the Company. Units are settled in the form of cash and are not settled in the form of ordinary shares. These amounts are not included in the amounts in the “Number of Ordinary Shares Beneficially Owned” column.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors and executive officers and their associates and the Company’s subsidiaries, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors or executive officers or their affiliates or the Company’s subsidiaries:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Jean Blackwell	03/06/2019	Shares Withheld for Tax	1,636	35.16
Jean Blackwell	03/07/2019	Receipt of RSU Award	4,345	35.67
Pierre Cohade	03/06/2019	Shares Withheld for Tax	562	35.16
Pierre Cohade	03/07/2019	Receipt of RSU Award	4,345	35.67
Michael E. Daniels	03/06/2019	Shares Withheld for Tax	2,040	35.16
Michael E. Daniels	03/07/2019	Receipt of RSU Award	4,345	35.67
W. Roy Dunbar	03/06/2019	Shares Withheld for Tax	2,045	35.16
W. Roy Dunbar	03/07/2019	Receipt of RSU Award	4,345	35.67
Brian Duperreault	03/06/2019	Shares Withheld for Tax	2,045	35.16
Gretchen R. Haggerty	03/06/2019	Shares Withheld for Tax	2,045	35.16
Gretchen R. Haggerty	03/07/2019	Receipt of RSU Award	4,345	35.67
Simone Menne	03/06/2019	Shares Withheld for Tax	2,045	35.16
Simone Menne	03/07/2019	Receipt of RSU Award	4,345	35.67
George R. Oliver	04/01/2019	Stock Option Exercise pursuant to Rule 10b5-1 Plan	16,638	16.10
George R. Oliver	04/01/2019	Sale of Shares pursuant to Rule 10b5-1 Plan	11,669	36.99	*
George R. Oliver	05/01/2019	Stock Option Exercise pursuant to Rule 10b5-1 Plan	16,638	16.10
George R. Oliver	05/01/2019	Sale of Shares pursuant to Rule 10b5-1 Plan	11,425	39.53	*
Rodney Rushing	05/01/2019	Stock Option Exercise pursuant to Rule 10b5-1 Plan	14,716	22.92
Rodney Rushing	05/01/2019	Stock Option Exercise pursuant to Rule 10b5-1 Plan	11,341	28.14

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Rodney Rushing	05/01/2019	Sale of Shares pursuant to 10b5-1 Plan	29,728	39.03
Jürgen Tinggren	03/06/2019	Shares Withheld for Tax	2,040	35.16
Jürgen Tinggren	03/07/2019	Receipt of RSU Award	4,345	35.67
Juan Pablo del Valle Perochena	03/06/2019	Shares Withheld for Tax	2,040	35.16
Juan Pablo del Valle Perochena	03/07/2019	Receipt of RSU Award	4,345	35.67
Mark P. Vergnano	03/06/2019	Shares Withheld for Tax	2,040	35.16
Mark P. Vergnano	03/07/2019	Receipt of RSU Award	4,345	35.67
Jeffrey M. Williams	03/08/2019	Shares Withheld for Tax	1,154	35.88
Jeffrey M. Williams	05/01/2019	Sale of Shares pursuant to Rule 10b5-1 Plan	4,166	39.50
John D. Young	03/06/2019	Shares Withheld for Tax	2,040	35.16
John D. Young	03/07/2019	Receipt of RSU Award	4,345	35.67
R. David Yost	03/06/2019	Shares Withheld for Tax	2,040	35.16
R. David Yost	03/07/2019	Receipt of RSU Award	4,345	35.67

*	Reflects a weighted average price.

Arrangements Concerning the Shares.

Stock Repurchase Program. On March 7, 2019, we announced that our Board of Directors had approved an additional $8.5 billion share repurchase authorization. As of May 1, 2019, our capacity under the Company’s share repurchase program was approximately $9.55 billion. The repurchase of $4,000,000,000 of our outstanding Shares in this Offer will constitute a portion of this repurchase program. Commencing at least ten business days following the expiration or termination of the Offer, we may purchase additional Shares in the open market subject to market conditions and may also purchase Shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

2012 Share and Incentive Plan. The Company’s shareholder-approved equity compensation plan is the Johnson Controls International plc 2012 Share and Incentive Plan (the “Plan”). As of April 30, 2019, 32,627,671 Shares were available for future issuances under the Plan. The types of awards authorized by the Plan are comprised of stock options, stock appreciation rights, performance shares, performance units and other stock-based compensation awards. The Compensation Committee of the Company’s Board of Directors determines the types of awards to be granted to individual participants and the terms and conditions of the awards.

Stock Options. Stock options are granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Stock option awards typically vest between two and three years after the grant date and expire ten years from the grant date.

Restricted (Nonvested) Stock / Units. The Plan provides for the award of restricted stock or restricted stock units to certain employees. These awards are typically share settled unless the employee is a non-U.S. employee or elects to defer settlement until retirement at which point the award would be settled in cash. Restricted awards typically vest over a period of three years from the grant date. The Plan allows for different vesting terms on specific grants with approval by the Board of Directors.

Performance Share Awards. The Plan permits the grant of performance-based share unit (“PSU”) awards. The PSUs are generally contingent on the achievement of pre-determined performance goals over a three-year performance period as well as on the award holder’s continuous employment until the vesting date. The PSUs are also indexed to the achievement of specified levels of total shareholder return versus a peer group over the performance period. Each PSU that is earned will be settled with the Company’s Shares following the completion of the performance period, unless the award holder elected to defer a portion or all of the award until retirement which would then be settled in cash.

Stock Appreciation Rights (“SARs”). SARs vest under the same terms and conditions as stock option awards; however, they are settled in cash for the difference between the market price on the date of exercise and the exercise price. As a result, SARs are recorded in the Company’s consolidated statements of financial position as a liability until the date of exercise.

Director Equity Compensation. Each non-employee director receives an annual grant of RSUs with a grant date fair market value of approximately $155,000. The RSUs have a one-year vesting term upon grant.

The Current 401(k) Plans. The Current 401(k) Plans are defined contribution plans that are intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, covering substantially all of our U.S. employees, including our executive officers. Participants in the Current 401(k) Plans may select the investments in which their account balances are invested, and participants are entitled to invest a portion of their account balances in the JCI Stock Fund, which invests exclusively in our Shares.

The Canadian Plans. The Canadian Plans, which are offered to our Canadian employees, allow participants to select investments in which their account balances are invested, and participants are entitled to invest a portion of their account balances in our Shares.

Employment Letters. From time to time the Company provides offers of employment with certain of its officers and other employees, which may provide for the grant of equity awards under the Plan and provide for participation in the Company’s other benefit plans, including the 401(k) Plan. In certain instances, including upon a change in control, retirement or involuntary termination, the acceleration of equity awards may occur under specified circumstances.

The 10b5-1 Plans. Our executive officers have historically entered, and may in the future, enter into customary 10b5-1 plans and certain of our executive officers from time to time may execute sales of our Ordinary Shares under such customary 10b5-1 plans (the “10b5-1 Plans”), including during the pendency of this Offer.

General. Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The address for each of our directors and executive officers is c/o Johnson Controls International plc, One Albert Quay, Cork, Ireland.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Irish Takeover Rules.

Rule 9 of the Irish Takeover Rules applies to any person who acquires, whether by a series of transactions over a period of time or not, when taken together with voting rights of persons acting in concert with him/her, 30% or more of the voting rights of a company which is subject to the Irish Takeover Rules. Any such person is required to make a general offer to all the holders of transferable securities carrying voting rights to acquire their securities in cash at not less than the highest price paid by such person, or by any person acting in concert with him/her, for any shares within the 12 months prior to the offer. Such an offer under Rule 9 must also be made where any person who, together with persons acting in concert with him/her, is interested in not less than 30% of the voting rights of a company but, does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him/her, acquires voting rights which increase the percentage of voting rights in which he/she is interested by more than 0.05% in any period of 12 months.

Having regard to the maximum number of Shares that may be acquired and cancelled by the Company under the Offer the Board does not believe the provisions of Rule 9 will be triggered by the Company. Therefore, the Company has not sought, and the Irish Takeover Panel (the “Panel”) has not issued, a waiver of Rule 9 in connection with the Offer.

Rule 37 of the Irish Takeover Rules applies to any person who as a result of the redemption or purchase by a company that is subject to the Irish Takeover Rules of its own securities acquires, when taken together with voting rights of persons acting in concert with him/her, 30% or more of the voting rights of that company. Any such person is required to make a general offer to all holders transferable securities carrying voting rights to acquire their securities in cash at not less than the highest price paid by such person, or any person acting in concert with him/her for shares purchased within the 12 months prior to the offer or the highest price paid by the company during that period for any repurchase or redemption of shares. Such an offer must also be made where any person who, together with persons acting in concert with him/her, is interested in not less than 30% of the voting rights of a company but does not hold more than 50% of such voting rights and such person, or any person acting in concert with him/her, has the percentage of voting rights held by them increased by more than 0.05% in any period of 12 months as a result of the redemption or purchase.

Having regard to the maximum number of Shares that may be acquired and cancelled by the Company under the Offer and having regard to the interests in Shares disclosed to the Company as at the Latest Practicable Date, the Board does not believe the provisions of Rule 37 will be triggered if Shareholders with existing material holdings in the Company do not participate in the Offer (assuming they maintain their level of shareholding as at the Latest Practicable Date).

Therefore, the Company has not sought, and the Panel has not issued, a waiver of Rule 37 in connection with the Offer.

Shareholders should have regard to Rule 37 and the potential effects of the Offer when considering increasing their level of shareholding in the Company. In particular, Shareholders with a significant holding of Shares who acquire further Shares should be aware of the potential maximum increase in their proportionate holding following completion of the Offer and the cancellation of Shares tendered and the obligations under Rules 9 and Rule 37 that could be triggered as a result.

13.	Certain Tax Consequences.

U.S. Federal Income Tax Consequences

Certain U.S. Federal Income Tax Consequences to U.S. Holders

General. The following discussion describes certain U.S. federal income tax consequences relevant to U.S. Holders (as defined below) with respect to a sale of Shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, regulated investment companies, real estate investment trusts, employee benefit plans, stockholders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, taxpayers electing a mark-to-market method of accounting, stockholders that have owned, directly, indirectly or through attribution, 10% or more of the voting power of the Company or 10% or more of the value of the Company’s Stock, based on the outstanding stock of the Company, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities), stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their Shares through exercise of employee stock options or otherwise as compensation, or persons required to accelerate the recognition of any item of gross income with respect to our common shares as a result of such income being recognized on an applicable financial statement. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

The Offer will have no U.S. federal income tax consequences to stockholders that do not tender any Shares in the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer. This discussion does not address the Medicare tax on net investment income.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and will generally be treated as either a sale of Shares by the U.S. Holder or the receipt of a distribution with respect to the Shares. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest or which hold an equity interest in the U.S. Holder, as well as Shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption if, among other things, the percentage of our outstanding voting stock (including Shares) actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting stock (including Shares) actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the Section 302 Tests has been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the sale of Shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the Shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder. Subject to the discussion of the passive foreign investment company rules below, any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain noncorporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its Shares in the Offer may be able to designate, generally through its broker, which blocks of Shares it wishes to tender in the Offer if less than all of its Shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of Shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering Shares pursuant to the Offer. In general, amounts treated as gain or loss from a “sale or exchange” of Shares will be United States source gain or loss for United States foreign tax credit purposes. As a result, the use of U.S. foreign tax credits relating to any potential Irish income tax imposed upon gains in respect of Shares may be limited.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. Subject to the discussion of the passive foreign investment company rules below, the distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not intend to calculate our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all such cash distributions will be reported as dividends for U.S. federal income tax purposes. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s adjusted tax basis of the Shares exchanged and the adjusted tax basis of such exchanged Shares would be added to the adjusted tax basis of the U.S. Holder’s remaining Shares, if any (and may be lost if the U.S. Holder does not retain any Shares after the Offer). Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a preferential rate on amounts treated as dividends; provided that (i) the Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty which the IRS has approved for these purposes, (ii) we are not a “passive foreign investment company” (“PFIC”), in the taxable year in which such dividends are paid or in the preceding taxable year, (iii) such U.S. Holder satisfies a holding period requirement and (iv) such U.S. Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. We believe that the shares are readily tradable on an established securities market in the United States, that we are eligible for benefits under the United States-Ireland Income Tax Treaty and, as discussed below, that we have not been and are not now a PFIC. U.S. Holders should consult their own tax advisors as to the rate of tax that would apply with respect to any amounts received in the Offer that is treated as a dividend. Amounts treated as a dividend will generally not be eligible for the dividends received deduction that might be otherwise available to U.S. corporations with respect to dividends received from other U.S. corporations. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the Shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and thereafter as gain from the sale or exchange of the Shares as described above.

As described above, we do not intend to calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, a U.S. Holder will be treated as receiving a dividend if the repurchase of its Shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code. Amounts treated as a dividend will be treated as foreign source income for U.S. federal income tax purposes. Subject to various limitations, a U.S. Holder may elect to claim a foreign tax credit against its United States federal income tax liability for Irish income tax paid with respect to any such dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any amount treated as a dividend will generally be categorized as “passive category income” for United States foreign tax credit purposes. U.S. Holders who do not elect to claim the foreign tax credit may instead claim a deduction for Irish income tax paid, but only for a year in which the U.S. Holder elects to do so with respect to all foreign income taxes. A deduction does not reduce the United States tax on a dollar-for-dollar basis like a tax credit. The deduction, however, is not subject to the same limitations applicable to foreign tax credits. The rules relating to the foreign tax credit determination are complex. Accordingly, U.S. Holders should consult their own tax advisors to determine whether and to what extent you may be entitled to the credit.

Passive Foreign Investment Company Status. The Company believes that it has not been and it is not currently a PFIC for U.S. federal income tax purposes. Generally, a PFIC is a non-U.S. corporation that, in any tax year, receives passive income in an amount equal to 75% or more of its gross income or holds assets for the production of passive income representing 50% or more of the average quarterly value of its assets determined, generally, on a consolidated basis with its subsidiaries. A company’s status as a PFIC must be determined every year based on the income, assets and operations of the company for that year. Because this is a factual determination that must be determined annually, no assurance can be provided that the Company will not be a PFIC in the current or any future year.

If the Company is treated as a PFIC in any year in which a U.S. Holder has held our Shares, certain adverse consequences could apply to payments made with respect to the Offer, including that (i) gain on the disposition of Shares could be treated as ordinary income and subject to additional tax in the nature of interest, (ii) amounts treated as distributions on the Shares may fail to qualify for the preferential rates of taxation as described above and (iii) additional reporting requirements may apply to U.S. Holders. U.S. Holders should consult with their tax advisors as to the effect of these rules on their tender of Shares pursuant to the Offer.

Information Reporting and Backup Withholding. Payments made in connection with the Offer may be subject to information reporting to the IRS and possible backup withholding (at a 24% rate). Backup withholding will generally apply to payments of gross proceeds to a U.S. Holder unless the stockholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its Shares pursuant to the Offer should complete and sign the IRS Form W-9 included with the Letter of Transmittal in order to provide the information and certifications necessary to avoid backup withholding.

Certain stockholders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 9 of the Letter of Transmittal for additional information about backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the stockholder to the IRS.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Irish Tax Consequences

The following is a summary of the material Irish tax consequences of the Offer. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the Company’s shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this Offer to Purchase. Changes in law and/or administrative practice may result in the alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and the Company’s shareholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of their participation in the Offer. The summary applies only to the Company’s shareholders who hold their Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who acquired their Shares in the Company or who have, or who are deemed to have, acquired their Shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains (CGT). Shareholders of the Company that are not resident or ordinary resident in Ireland for Irish tax purposes and do not hold their Shares in connection with a trade carried on by such shareholders through an Irish branch or agency should not be within the charge to Irish CGT on the redemption of their Shares pursuant to the Offer.

Withholding Tax on Dividends (DWT). The redemption of shares by a quoted company should not be treated as a distribution for Irish tax purposes. Therefore, shareholders should not be subject to Irish DWT on the redemption of their Shares pursuant to the Offer.

Stamp Duty. Shareholders should not have liability to stamp duty on redemption of their shares pursuant to the Offer.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer and disclose the changes promptly to shareholders to the extent required by Rules 13e-4(d)(2) and 13e-4 (e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

If:

(1) we increase or decrease the range of prices offered to be paid for Shares, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the aggregate purchase price of Shares sought in the Offer, the increase exceeds the equivalent of 2% of the Shares outstanding; and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.	Fees and Expenses; Dealer Managers; Information Agent; Depositary.

We have retained Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Managers in connection with the Offer. In their roles as such, the Dealer Managers may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. The Dealer Managers will receive reasonable and customary compensation in connection with the Offer. We also have agreed to reimburse the Dealer Managers for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Managers and their respective affiliates have provided in the past, and may in the future provide, various commercial banking, investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In particular, Barclays Capital Inc., one of the Dealer

Managers for the Offer, served as an advisor to us in connection with the Power Solutions Sale. In addition, Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or certain of their affiliates are lenders or act as agents or arrangers under our existing credit facilities. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers and their affiliates may from time to time hold Shares in proprietary and customer accounts, and, to the extent they hold Shares in these accounts at the time of the Offer, the Dealer Managers and their respective affiliates may tender Shares from proprietary and customer accounts pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners for which they act as nominees. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified by us against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Equiniti Trust Company to act as Depositary in connection with the Offer. Equiniti Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable expenses and will be indemnified by us against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult such brokers, banks and other nominee shareholders to determine whether transaction costs may apply if they tender their Shares through such brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent, the Dealer Managers or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares.

16.	Miscellaneous.

We are not aware of any U.S. State where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. State in which the making of the Offer is not in compliance with the applicable laws of such State, we will make a good faith effort to comply with such applicable law. If, after such good faith effort, we cannot comply with the applicable law of such State or States, we will not make the Offer to (nor will we accept tenders of Shares from or on behalf of) the stockholders residing in such U.S. State. In any U.S. State where the applicable securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares. We are providing you only with information contained in this Offer to Purchase and the related Letter of Transmittal. We have not authorized anyone to make any recommendation or representation or give any other information to you. If you receive a recommendation or other information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us, the Dealer Managers, the Information Agent or the Depositary.

Johnson Controls International plc

May 3, 2019

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of Johnson Controls International plc or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Equiniti Trust Company

By First-Class, Registered or Certified Mail: Equiniti Trust Company Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Express Mail or Overnight Courier: Equiniti Trust Company Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120-4100

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street–22nd floor

New York, NY 10005

Banks and brokers may call: (212) 269-5550

All others may call toll-free: (800) 967-5019

Email: jci@dfking.com

The Dealer Managers for the Offer are:

Barclays Barclays Capital Inc. 745 Seventh Avenue New York, NY 10019 Call Toll-Free: (888) 610-5877	Citigroup Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013 Call Toll-Free: (877) 531-8365	J.P. Morgan J.P. Morgan Securities LLC 383 Madison Avenue New York, NY 10179 Call Toll-Free: (877) 371-5947

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: (888) 803-9655